Exhibit 99.7

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

April 26, 2023

Digital Transformation Opportunities Corp. (to be renamed American Oncology Network Inc.)

10250 Constellation Blvd, Suite 23126

Los Angeles, California 90067

Digital Transformation Opportunities Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the consummation of the business combination described in the proxy statement/prospectus.

Sincerely,

/s/ Vipul Patel, M.D.
Vipul Patel, M.D.